Exhibit 10.4

COMMERCIAL SUBLEASE AGREEMENT

THIS SUBLEASE dated this 1st day of February, 2009,
Effective as the 1st day of December, 2008

BETWEEN:

Nouveau Riche Corporation
(the “Sublandlord”)
OF THE FIRST PART
-AND-
Piccolo International University
(the “Subtenant”)
OF THE SECOND PART
Background

A.	This is an agreement (the “Sublease”) to sublet real property according to the terms specified below.

B.
The master lease (The “Master Lease”) between Kierland Business Center, LLC (the “Landlord”) and the Sublandlord with respect to the following lands and any improvements on those lands (the “Premises”): 15011 N. 75th Street, Scottsdale Arizona 85260.

C.	The subtenant is willing to undertake certain obligations of the Master Lease.

IN CONSIDERATION OF the Sublandlord subletting and the Subtenant renting the Subleased Premises, both parties agree to keep, perform and fulfill the promises, conditions and agreements below:

Subleased Premises

1.
The Sublandlord leases to the Subtenant the portion of the Premises (the “Subleased Premises”) described as follows: approximately 7,594 square feet of space located at 15011 N. 75th Street, Scottsdale Arizona 85260.

Term

2.
The term (the “Term”) of the Sublease is one year, commencing on December 1, 2008 and continuing through November 30, 2009 or until the Sublandlord or the Subtenant terminates the tenancy per this Agreement.

3.	The provisions of this Sublease are subject to the terms and restrictions of the Master Lease.

Rent and Deposit

4.	Subject to the provisions of this Sublease, the rent for the Subleased Premises is $14,871.58 (the “Rent”) per month and the deposit is the last months’ rent $14,871.58 (the “Deposit”).

5.
The Subtenant will pay the Rent on or before the first day of each and every month of the Term of this Sublease to the Sublandlord at 7077 E. Marilyn Road #130, Scottsdale, Arizona 85254, or at such other place as the Sublandlord may later designated.

Use of Subleased Premises

6.
Except as otherwise provided in this Sublease, the Subtenant and the agents and employees of the Subtenant will only use the Subleased Premises for a purpose consistent with the permitted use allowed in the Master Lease.  Further, the Subtenant agrees to comply with all other applicable provisions of the Master Lease, and will not do anything that would constitute a violation of any part or condition of the Master Lease.

Utilities

7.	All payments for utilities and other charges connected with the Subleased Premises will be included in the rental payment each month.

Maintenance and Repairs

8.
The Subtenant agrees to surrender and deliver to the Sublandlord the Subleased Premises  in as good a condition as they were at the beginning of the Term, reasonable wear and tear excepted.  The Subtenant will be liable to the Sublandlord and the Landlord for any damages occurring to the Subleased Premises which are done by the Subtenant or the Subtenant’s guests.

9.	The Subtenant will immediately report all general maintenance issues and needed repairs to the Sublandlord and the Landlord.

Alterations and Improvements

10.	Sublandlord agrees to pay for reasonable and customary tenant improvements and upgrades as mutually agreed upon by Sublandlord and Subtenant.

11.	Any alterations and improvements must comply with all applicable construction laws and regulations regarding property improvements.

12.	The Subleased Premises will remain free and clear of any and all liens arising out of any work performed or materials used in making such improvements to the Subleased Premises.

Taxes

13.
The Subtenant will pay any privilege, excise or other taxes duly assessed against the business of the Subtenant and any personal property on or about the Subleased Premises.  The Subtenant will avoid the assessment of any late fees or penalties.

Event of Default

14.	The Subtenant will default under this Sublease if any one or more of the following events (the “Event of Default”) occurs:
a.	The Subtenant fails to pay the Rent to the Sublandlord or any amount of it when due or within a grace period of 30 days.
b.	The Subtenant fails to perform any of its obligations under this Sublease or any applicable obligation under the Master Lease after a reasonable opportunity to cure.
c.
The Subtenant becomes insolvent, becomes bankrupt, takes the benefit of any legislation that may be in force for bankrupt or insolvent debtors, becomes involved in any voluntary or involuntary winding up, dissolution or liquidation proceeding, or if a receiver will be appointed for the affairs of the Subtenant.

d.	The Subtenant abandons the Subleased Premises.
e.	The Subtenant uses the Subleased Premises for any unpermitted or illegal purposes.
f.
The Subleased Premises, or any  material part of the Subleased Premises, is completely or partially damaged by fire or other casualty that is due to the Subtenant’s negligence, willful act, or that of the Subtenant’s employee, family, agent, or guest.

g.	Any other event of default provided in the Master Lease or the Act.

Remedies

15.	Upon the occurrence of any Event of Default, the Sublandlord has any or all of the following remedies:
a.	Terminate the Sublease upon the greater of any notice required in the Master Lease and the term will then immediately become forfeited and void.
b.
The Sublandlord may, but is not obligated to, perform on behalf of the Subtenant, any obligation of this Sublease or the Master Lease which the Subtenant has failed to perform.  The Sublandlord may seek redress from the Subtenant for such performance.

c.
The Sublandlord may reenter the Subleased Premises or any part of the Subleased Premises and in the name of the whole repossess and enjoy the same as of its former state anything contained within the Subleased Premises.

d.	Any other remedy provided in the Master Lease of the Act.

16.
No reference to or exercise of any specific right or remedy by the Sublandlord will prejudice or preclude the Sublandlord from any other remedy whether allowed at law or in equity or expressly provided for in this Sublease or the Master Lease.  No such remedy will be exclusive or dependent upon any other such remedy, but the Sublandlord may from time to time exercise any one or more of such remedies independently or in combination.

17.	Upon the expiration, termination or cancellation of the Master Lease or this Sublease, all obligations of the parties under this Sublease will be extinguished.

18.	Any improvements remaining on the Subleased Premises upon termination will revert to the Sublandlord and will be free of any encumbrance at the time of such reversion.

Governing Law

19.
It is the intention of the parties to this Sublease that the tenancy created by this Sublease and the performance under this Sublease, and all suits and special proceedings under this Sublease, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of the State of Arizona, without regard to the jurisdiction in which any action or special proceeding may be instituted.

Severability

20.
If there is a conflict between any provision of this Lease and the laws of the State of Arizona , the law will prevail and such provisions of the Sublease will be amended or deleted as necessary in order to comply with the law.  Further, any provisions that are required by the law are incorporated into this Sublease.

21.
In the event that any of the provisions of this Sublease will be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions will nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Sublease and the remaining provisions had been executed by both parties subsequent to the expungement of the invalid provision.

Assignment and Subletting

22.	The Subtenant will not assign, transfer or further sublet the Subleased Premises or any part of the Subleased Premises without prior written consent of the Sublandlord and Landlord.

Notices

23.	Unless otherwise specifically provided in this Sublease, all notices from the Subtenant to the Sublandlord will be served or sent to the Sublandlord at the following address:
7077 E Marilyn Road, #130, Scottsdale, Arizona 85254.

24.	Unless otherwise specifically provided in this Sublease, all notices from the Sublandlord to the Subtenant will be served or sent to the Subtenant at the following address:
15011 N. 75th Street, Scottsdale, Arizona 85260.

25.	All notices to be given under this Sublease will be in writing..

Master Lease

26.	Except as otherwise expressly provided in this Sublease, the Subtenant will perform all applicable duties and obligations of the Sublandlord under the Master Lease.

27.
Except as otherwise expressly provided in this Sublease, the Sublandlord will have, as the Subtenant, all applicable rights and remedies that the Landlord has with respect to the Sublandlord in the Master Lease.

28.
This Sublease contains all of the conditions and terms made between the parties to this Sublease, and may not be modified orally or in any other manner other than by agreement in writing signed by all parties to this Sublease or their respective successors in interest.

29.
This Sublease incorporates and is subject to the Master Lease and which is incorporated as if it were set out in this Sublease. Notwithstanding anything in this Sublease, the Parties agree to revise and reform this Sublease in good faith after Subtenant is given the opportunity to review the Master Lease.

General Provisions

30.
In the event of any legal action concerning this Sublease, the losing party will pay to the prevailing party reasonable attorney’s fees and court costs to be fixed by the court and such judgment will be entered.

31.	The Sublandlord may enter the Subleased Premises upon reasonable notice for any of the following reasons:
a.	to inspect the Subleased Premises;
b.	to maintain the Subleased Premises; or
c.	to make repairs that the Sublandlord is obligated to perform.

32.
This Sublease will extend to and be binding upon and inure to the benefit of the respective heirs, executors, administrators, successors and assigns, as the case may be, of each party to this Sublease.

33.	The Subtenant will be charged an additional amount of $25.00 for each N.S.F. check or check returned by the Subtenant’s financial institution.

34.
Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Sublease. Words in the singular mean and include the plural and vice versa.  Words in the masculine include the feminine and vice versa.  The words “Sublandlord” and “Subtenant” as sued in this Sublease include the plural as well as the singular; no regard for gender is intended by the language in this Sublease.

35.	This Sublease may be executed in counterparts. Facsimile signatures are binding and considered to be original signatures.

36.	Time is of the essence in this Sublease.

37.
The Sublandlord and the Subtenant have no interest or other rights of ownership in each other.  The parties are not agents for each other.  Under no circumstances will this Sublease be construed as creating a partnership or joint venture between the parties to this sublease.

38.	Each signatory to this Sublease acknowledges receipt of an executed copy of this Sublease.

39.	This Sublease will not be valid and binding on the Sublandlord and Subtenant unless and until it has been completely executed by and delivered to both .

IN WITNESS WHEREOF the Sublandlord and the Subtenant have duly affixed their signatures on this 30th day of January, 2009.

Nouveau Riche Corporation

/s/ Gloria Zemla	By: /s/ James Piccolo
Witness

Piccolor International University

/s/ Linda Rawles	By: /s/ Laura Palmer Noone
Witness